EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-105178, as amended by Post-Effective Amendment No. 1 to Form S-8, and Form S-8 No. 333-125144) pertaining to the Newell Brands Employee Savings Plan of our report dated June 24, 2026, with respect to the financial statements and supplemental schedule of the Newell Brands Employee Savings Plan included in this Annual Report on Form 11-K as of December 31, 2025 and 2024 and for the year ended December 31, 2025.

/s/ FORVIS MAZARS, LLP
Indianapolis, Indiana
June 24, 2026